Exhibit 10.43

Addendum XV
to
Sprint PCS Management Agreement and
Sprint PCS Services Agreement

Dated as of March 11, 2013

Manager:	SHENANDOAH PERSONAL COMMUNICATIONS, LLC

Service Area BTAs:	Altoona, PA #12
Hagerstown, MD-Chambersburg, PA-Martinsburg, WV #179
Harrisburg, PA #181
Harrisonburg, VA #183
Washington, DC (Jefferson County, WV only) #471
Winchester, VA #479
York-Hanover, PA #483

This Addendum XV (this “Addendum”) contains amendments to the Sprint PCS Management Agreement, dated November 5, 1999, between Sprint Spectrum L.P., WirelessCo, L.P., APC PCS, LLC, PhillieCo, L.P., Sprint Communications Company L.P. and Shenandoah Personal Communications Company (predecessor in interest to Shenandoah Personal Communications, LLC) (the “Management Agreement”), the Sprint PCS Services Agreement, dated November 5, 1999, between Sprint Spectrum L.P. and Shenandoah Personal Communications Company (the “Services Agreement”), the Sprint Trademark and Service Mark License Agreement(s) and the Schedule of Definitions, dated November 5, 1999, attached to the Management Agreement (the “Schedule of Definitions”). The Management Agreement, the Services Agreement, the Trademark License Agreements and the Schedule of Definitions were amended by:

(1)	Addendum I dated as of November 5, 1999,

(2)	Addendum II dated as of August 31, 2000,

(3)	Addendum III dated as of September 26, 2001,

(4)	Addendum IV dated as of May 22, 2003,

(5)	Addendum V dated as of January 30, 2004,

(6)	Addendum VI dated as of May 24, 2004,

(7)	Addendum VII dated as of March 13, 2007,

(8)	Addendum VIII dated as of September 28, 2007,

(9)	Addendum IX dated as of April 14, 2009,

(10)	Addendum X dated as of March 15, 2010,

(11)	Addendum XI dated as of July 7, 2010,

(12)	Addendum XII dated as of February 1, 2012;

(13)	Addendum XIII dated as of September 12, 2012; and

(14)	Addendum XIV dated as of November 19, 2012.

Manager and Sprint PCS have engaged together to upgrade their respective wireless networks to introduce 4G LTE services under a program called “Network Vision” by Sprint PCS.  In order to assure continued interoperability of Manager’s Service Area Network with the Sprint PCS Network, Manager was prepared to acquire, at its own expense, the hardware and software components of the network that control and direct LTE traffic between the mobile Manager LTE Devices (as defined below) and the internet.  However, Sprint PCS and Manager have  determined that significant operational efficiencies will be achieved if the LTE Data Core (as defined below) is located solely within the Sprint PCS Network, rather than residing in Manager’s Service Area Network as well as in the Sprint PCS Network.  The purpose of this Addendum is to allow Sprint to recover the significant capital costs incurred in providing to Manager the LTE Data Core located within the Sprint PCS Network and to set forth terms relating to Sprint PCS’s provision of LTE Data Core Services.

The terms and provisions of this Addendum control over any conflicting terms and provisions contained in the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions.  The Management Agreement, the Services Agreement, the Trademark License Agreements, the Schedule of Definitions and all prior addenda continue in full force and effect, except for the express modifications made in this Addendum.  This Addendum does not change the effective date of any prior amendment made to the Management Agreement, the Services Agreement, the Trademark License Agreements or the Schedule of Definitions through previously executed addenda.

Capitalized terms used and not otherwise defined in this Addendum have the meaning ascribed to them in the Schedule of Definitions or in prior addenda.  Section and Exhibit references are to sections and Exhibits of the Management Agreement unless otherwise noted.

This Addendum is effective on the date written above (the “Effective Date”).

On the Effective Date, the Management Agreement, the Services Agreement and the Schedule of Definitions Services are amended as follows:

Management Agreement

1.	The last paragraph of Section 1.1 of the Management Agreement is amended to read as follows:

Subject to the terms and conditions of this agreement, including, without limitation, Sections 1.9, 9.5 and 12.1.2, Sprint PCS has the right to unfettered access to the Service Area Network to be constructed by Manager under this agreement.  Except with respect to the payment obligations under Sections 1.4, 1.9.2, 1.10, 3.1.7, 4.4, 9.3, 10.2, 10.5, 10.6, 10.8, 10.9, 12.1.2 and Article XIII of this agreement, Sections 2.1.1(d), 2.1.2(b), 3.2, 3.3, 3.4, 5.1.2, 3.5 and Article VI of the Services Agreement and any payments arising as a result of any default of the parties’ obligations under this agreement and the Services Agreement, the Fee Based on Billed Revenue described in Section 10.2.1 of this Agreement, the Prepaid Management Fee described in 10.2.7.3 of this Agreement, the LTE Fee described in Section 10.2.7.4 of this Agreement, the Command Center Fee described in Section 10.2.7.5 of this Agreement and the Net Service Fee, the Prepaid CPGA Fee, Prepaid CCPU Fees and LTE Data Core Services Fee described in the Services Agreement will constitute the only payments between the parties under the Management Agreement, the Services Agreement and the Trademark License Agreements.

Schedule of Definitions

2.	The Schedule of Definitions is revised to including the following:

“LTE Data Core” means the software and hardware components of the network that controls and directs LTE traffic between the mobile Manager LTE Devices and the internet.

“LTE Data Core Services Fee” means the fee payable by Manager to Sprint PCS to compensate Sprint PCS for the costs of deploying, operating and maintaining the LTE Data Core and providing LTE Data Core Services applicable to LTE data traffic on the  Sprint PCS Network.

“LTE Data Core Services” means services relating to the LTE Data Core including licenses, packet gateway and mobility management entity functionality.  LTE Data Core Services are more completely set forth on Schedule 2.1.1-B attached to this Addendum and incorporated herein.

“Manager LTE Devices” means LTE devices activated using an NPA-NXX assigned to the Service Area.

Services Agreement

3.	Section 2.2.1 (e) is added to the Services Agreement:

(e)   LTE Data Core Services.  Notwithstanding anything to the contrary contained herein, and in addition to the Services and the Separately Settled Services, Sprint PCS will provide to Manager, and Manager will obtain from Sprint PCS, LTE Data Core Services subject to Manager’s payment of the LTE Data Core Services Fee and the following:

(1)
Sprint PCS will own, operate and manage all components of the LTE Data Core. Manager will not have physical access to the LTE Data Core and must comply with all Sprint PCS performance requirements and network security standards relating to the LTE Data Core.

(2)
Sprint PCS may designate additional or fewer LTE Data Core Services if consistent with Sprint’ PCS’ addition or reduction of LTE Data Core Services with respect to the Sprint PCS Network.  Sprint PCS must give  at least 180 days’ prior written notice to Manager of the deletion or addition of LTE Data Services by providing an amended Schedule 2.1.1-B to Manager in accordance with provisions of Section 9.

(3)
If Sprint PCS determines to no longer offer LTE Data Core Services, the LTE Data Core Services may be discontinued pursuant to the same process set forth in Section 2.1.2 Discontinuance of Services that is applicable to Services.

4.	Section 3.5 is added to the Service Agreement.

3.5.  LTE Data Core Services Fee.

A.       In addition to the Net Service Fee, Separately Settled Manager Expenses and other fees payable under this Service Agreement, Manager will pay annually in advance the LTE Data Core Services Fee.  The initial LTE Data Core Services Fee for   2013  will be payable within 30 days of the Effective Date and will be equal to $9.23 multiplied by 100,000, which represents the maximum number of  Manager LTE Devices projected by Sprint PCS to be in service at any one time during the calendar year of 2013.  Following December 31, 2013, Manager and Sprint PCS will true up any deficiency or surplus in the LTE Data Core Service Fee for 2013 based on the differential between the projected number of Manager LTE Devices in service at any one time during the year (100,000) and the maximum number of Manager LTE Devices actually in service at any one time during the year.

The LTE Data Core Services Fee will thereafter be payable annually on each January 1, in advance, and will be based on $9.23 (as it may be subsequently adjusted pursuant to this agreement) multiplied by the projected number of net positive activations of Manager LTE Devices forecast by Manager for such calendar year.  At the conclusion of each calendar year following December 31, 2013, Manager and Sprint PCS will true up any deficiency or surplus in the prior LTE Data Core Services Fee based on the differential between (i) the projected number of net activations of Manager LTE Devices and (ii) the actual number of net activations of Manager LTE Devices that were completed during the calendar year, determined by subtracting the number of Manager LTE Devices actually in service for the prior year (as used in the prior year’s true-up) from the highest number of Manager LTE Devices actually in service at the end of the calendar month having the largest number of LTE Subscribers. In the event there are not positive net activations of Manager LTE Devices for a calendar year, Sprint PCS will refund to Manager an amount not to exceed the amount of the LTE Data Core Services Fee that was prepaid based on a net add positive forecast, if applicable.

 B.       Sprint PCS reserves the right during the Term to equitably adjust the LTE Data Core Services Fee to permit Sprint PCS to recover its reasonable costs for providing LTE Data Core Services to Manager.  Any proposed changes in the LTE Data Core Services Fee will be communicated in a Review Notice in accordance with the timeframes and applicable requirements set forth in Sections 3.2.2, with the adjustment to take effect and be applied to the forecast of the year following notification. With respect to any Review Notice delivered by Sprint PCS reflecting changes in the LTE Data Core Service Fee, Sprint PCS will include with such delivery copies of excerpts of such books, records and supporting documentation as may be reasonably necessary or appropriate for Manager to verify such calculation of the LTE Data Core Services Fee. The Parties agree that there will be no LTE Data Core Service Fee adjustment until, at the earliest, pursuant to the Review Notice Period commencing June 30, 2013.

C.       In the event Sprint PCS discontinues offering of LTE Data Core Services pursuant to Section 2.2.1(e) (2), Manager will receive a credit for unused portions of licenses, which will be equal to the difference between the forecasted amount paid in advance by Manager and the actual number of net activations of Manager LTE Devices in the then current year to date at the time LTE Data Core Services are discontinued, calculated as set forth for the true up described in subsection A above.

D.       The Parties agree that matters concerning calculation of the LTE Data Core Services Fee and costs and expenses (including operating metrics referred to in this Agreement relating to or used in the determination of the LTE Data Core Services Fee) may be incorporated within the scope of any audit conducted pursuant to Section 5.1.2 of this Agreement.

General Provisions

5.             Manager and Sprint PCS’ Representations.  Manager and Sprint PCS each represents and warrants that its respective execution, delivery and performance of its obligations described in this Addendum have been duly authorized by proper action of its governing body and do not and will not violate any material agreements to which it is a party.  Each of Manager and Sprint PCS also represents and warrants that there are no legal or other claims, actions, counterclaims, proceedings or suits, at law or in arbitration or equity, pending or, to its knowledge, threatened against it, its Related Parties, officers or directors that question or may affect the validity of this Addendum, the execution and performance of the transactions contemplated by this Addendum or that party's right or obligation to consummate the transactions contemplated by this Addendum.

6.             Counterparts.  This Addendum may be executed in one or more counterparts, including facsimile counterparts, and each executed counterpart will have the same force and effect as an original instrument as if the parties to the aggregate counterparts had signed the same instrument. The parties have caused this Addendum XV to be executed as of the date first above written.

The parties have executed this Addendum XV as of the Effective Date.

SPRINT SPECTRUM L.P.

By:	/s/ Traci Jovanovic

Name:	Traci Jovanovic
Title:	Vice president

WIRELESSCO, L.P.

By:	/s/ Traci Jovanovic

Name:	Traci Jovanovic
Title:	Vice president

APC PCS, LLC

By:	/s/ Traci Jovanovic

Name:	Traci Jovanovic
Title:	Vice president

PHILLIECO, L.P.

By:	/s/ Traci Jovanovic

Name:	Traci Jovanovic
Title:	Vice president

SPRINT COMMUNICATIONS COMPANY L.P.

By:	/s/ Traci Jovanovic

Name:	Traci Jovanovic
Title:	Vice president

SHENANDOAH PERSONAL
COMMUNICATIONS, LLC (successor in interest to Shenandoah Personal Communications Company)

By:	/s/ Christopher E. French

Name:	Christopher E. French
Title:	President

Schedule 2.1.1-B

LTE Data Core Services

The core tracks end user devices to know where to page the device for incoming traffic and subsequently set up the data sessions.  The core authenticates the LTE Subscribers to ensure valid and current subscriptions.  The core tracks data sessions and applies policy adjustments as needed, i.e. data limits, throughput limiting, white list, black list, etc.  The LTE Data Core Maintains data sessions as mobile subscribers travel from eNB (Base station) to eNB, as well as between core gateways. The core provides the gateway to the Sprint PCS Network and to the internet.